Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Ascent Solar Technologies, Inc. of our report dated March 29, 2007, relating to our audits of the financial statements for the periods from inception (October 18, 2005) through December 31, 2005 and 2006 which appear in the Annual Report on Form 10-KSB for the year ended December 31, 2006.

We also consent to the references to our firm under the caption “Experts” in the Prospectus, which is part of the Registration Statement.

HEIN & ASSOCIATES LLP

/s/ Hein & Associates LLP

Denver, Colorado
October 25, 2007